Exhibit 11

                        TACO CABANA, INC.
                          Statement re
                Computation of Per Share Earnings



                               13 Weeks Ended              39 Weeks Ended
                          -------------------------   --------------------------
                          September 29,   October 1,  September 29,   October 1,
                              1996           1995          1996           1995
                          ------------    ----------  ------------    ----------
Net Income (Loss)         $ 1,220,000    $   751,000  $  1,401,000  $(4,239,000)

Net Income (Loss) per
  share Computation:

Average Common Shares
  Outstanding              15,700,302     15,723,263    15,690,674   15,564,162
Common stock equivalents-
  dilutive options            314,050              -       261,565            -
                           ----------     ----------    ----------   ----------
Average outstanding
  common and common
  equivalent shares        16,014,352     15,723,263    15,952,239   15,564,162
                           ==========     ==========    ==========   ==========
Net Income (Loss) per
  share                   $      0.08    $      0.05   $      0.09  $     (0.27)
                           ==========     ==========    ==========   ==========